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                                                                     EXHIBIT 5.1

                                April 15, 2002

US Oncology, Inc.
16825 Northchase Drive, Suite 1300
Houston, Texas  77060

Gentlemen:

     We have acted as special counsel to US Oncology, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-4 by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on April 16, 2002 (the "Registration Statement"), with respect to the issuance by the Company of up to $175,000,000 aggregate principal amount of its 9 5/8% Senior Subordinated Notes due February 1, 2012 (the "New Notes") in exchange for up to $175,000,000 aggregate principal amount of its outstanding 9 5/8% Senior Subordinated Notes due February 1, 2012 (the "Old Notes"). The New Notes are to be issued in accordance with the provisions of the Indenture, dated as of February 1, 2002 (the "Indenture"), by and between the Company and JPMorgan Chase Bank, as Trustee (the "Trustee"). The New Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") by the Company to holders of the issued and outstanding Old Notes, as contemplated by the Registration Rights Agreement, dated as of February 1, 2002 (the "Registration Rights Agreement"), by and between the Company and UBS Warburg LLC, Deutsche Bank Alex. Brown Inc. and First Union Securities, Inc.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

     (i) the Company's Certificate of Incorporation and By-laws, each as amended to date;

     (ii)   the Registration Rights Agreement;

     (iii)  the Indenture; and

     (iv)   the form of the New Notes.
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US Oncology, Inc.
April 15, 2002
Page 2


     We have also examined originals or copies, certified, or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions expressed below.

     In our examination, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures on all documents that we have examined, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In conducting our examination of executed documents or documents to be executed, we have assumed, without independent investigation, that all parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed, without independent investigation, the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as set forth below with respect to the Company, the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     Our opinion set forth herein is limited to the laws of the State of New York (other than municipal and local ordinances and regulations) that are normally applicable to transactions of the type contemplated by the Exchange Offer and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws. We do not express any opinion with respect to the law of any jurisdiction other than as set forth above or as to the effect of any such other law on the opinion stated herein.

     Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the New Notes have been duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture, and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Registration Rights Agreement and the Indenture, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except, to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), including reasonableness, good faith, materiality and fair dealing, and the discretion of the court before which any proceeding therefor may be brought.
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US Oncology, Inc.
April 15, 2002
Page 3


     We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

                              Very truly yours,

                                   /s/Andrews & Kurth
                              Mayor, Day, Caldwell & Keeton
                                         L.L.P.

JBC/DLC